EXHIBIT 10.1

                                                           AMERICAN TONERSERV

September 19, 2006

Mr. Andrew A. Beaurline
2149 - 48th Avenue
San Francisco, CA 94116

Dear Andrew,

The following is a summary of the terms we have been discussing of an employment agreement. The package is similar to the CEO's compensation. However, the incentives are heavily based on the revenues you succeed in acquiring for American TonerServ, Corporation ("ATS").

As of September 5, 2006 you will become a full time employee of ATS under the terms as follows:

     Title - Your title will be Sr. Vice President of Corporate Development and Strategy at ATS.

     Base Salary - The initial base salary will be $180,000.   Thereafter,
     your salary will be reviewed by the Board of Director's compensation committee. Your compensation will accrue until ATS receives funding of at least $750,000 or earlier upon the Board's discretion.

     Bonus - You will also have the opportunity to earn a calendar year incentive bonus of up to 30% of your base salary. The bonus will be earned based upon 0.5% of the annualized revenues acquired (up to 30% of salary). Additionally, you will have an opportunity to receive a $20,000 bonus upon achieving annualized revenue by December 2006 of $6.0 million.

     Stock Option Grants - As an employee, you will be granted ATS stock options to buy 4.0 million shares.

     Option Exercise Prices - These 4.0 million options will be exercisable at $0.15 per share.

     Option Vesting - The options will vest over four years. There will be vesting accelerators as follows:

                   Options                      Annualized Revenue

          *  First 1.0 million                     $10.0 million
          *  Second 1.0 million                    $20.0 million
          *  Third 1.0 million                     $40.0 million
          *  Fourth 1.0 million                    $100.0 million

                     *        *        *        *        *

We look forward to the successful execution of the ATS roll-up strategy and a long and mutually rewarding relationship.

Sincerely,


/s/ Dan Brinker
Dan Brinker
President and CEO
American TonerServ Corp.

Agreed to: /s/ Andrew A. Beaurline
           Andrew A. Beaurline